Exhibit 99.1

Hannon Armstrong Announces Q2 2017 GAAP Earnings per Share of $0.23 and Core Earnings per Share of $0.34

ANNAPOLIS, Md., August 2, 2017 /PRNewswire/ — Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Hannon Armstrong,” “we,” “our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure, including energy efficiency and renewable energy, today reported earnings as shown in the table below:

	For the Three Months Ended June 30, 2017		For the Three Months Ended June 30, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net income	$12,340	$0.23	$3,747	$0.09
Core Earnings (1)	$17,866	$0.34	$12,724	$0.32

	For the Six Months Ended June 30, 2017		For the Six Months Ended June 30, 2016
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net income	$19,539	$0.38	$6,916	$0.16
Core Earnings (1)	$33,362	$0.66	$24,920	$0.64

“We enjoyed an excellent second quarter, driven by approximately $200 million of utility privatization investments for the U.S. Army,” said President & CEO, Jeffrey Eckel. “This is another example of a Hannon Armstrong investment saving money for the U.S. tax-payer, creating jobs, and improving infrastructure for our service men and women.”

Q2 2017 Highlights

•	Grew balance sheet to more than $2.2 billion, now totaling over 165 separate investments

•	Closed approximately $690 million of transactions in the first half of 2017, compared to approximately $470 million in the same period in 2016

•	Delivered $0.23 GAAP EPS in the second quarter of 2017, compared to $0.09 in the second quarter 2016

•	Delivered $0.34 Core EPS in second quarter 2017, compared to $0.32 in second quarter 2016

•	Declared $0.33 per share quarterly dividend, for an annualized yield of 5.7% based on our closing stock price of $23.20 on August 1, 2017

•	Debt to equity ratio of 2.0 to 1

•	54% fixed-rate debt level

•	Diversified pipeline of over $2.5 billion

(1)	The difference between GAAP Net income and Core Earnings is primarily the result of adjusting for a return of capital from our equity investments in renewable energy projects and adding back non-cash equity-based compensation. A reconciliation of our GAAP Net income to Core Earnings is included in this press release.

Portfolio

Our Portfolio totaled approximately $2.1 billion as of June 30, 2017, and included approximately $0.5 billion of energy efficiency, approximately $1.4 billion of renewable energy (wind and solar), and approximately $0.2 billion other sustainable infrastructure investments. The following is an analysis of our Portfolio by type of obligor as of June 30, 2017:

	Investment Grade
	Government (1)	Commercial (2)	Commercial Non- Investment Grade (3)	Subtotal, Debt and Real Estate	Equity Method Investments	Total
	($ in millions)
Financing receivables and investments	$736	$504	$26	$1,266	$—	$1,266
Real estate (4)	—	298	—	298	21	319
Equity investments in renewable energy projects	—	—	—	—	530	530

Total	$736	$802	$26	$1,564	$551	$2,115

Average Remaining Balance (5)	$13	$9	$9	$11	$20	$12

(1)	Transactions where the ultimate obligor is the U.S. federal government or state or local governments where the obligors are rated investment grade (either by an independent rating agency or based upon our internal credit analysis). This amount includes $525 million of U.S. federal government transactions and $211 million of transactions where the ultimate obligors are state or local governments. Transactions may have guaranties of energy savings from third party service providers, the majority of which are entities rated investment grade by an independent rating agency.
(2)	Transactions where the projects or the ultimate obligors are commercial entities that have been rated investment grade (either by an independent rating agency or based on our internal credit analysis). Of this total, $10 million of the transactions have been rated investment grade by an independent rating agency. Commercial investment grade financing receivables include $311 million of internally rated residential solar loans made on a non-recourse basis to special purpose subsidiaries of the SunPower Corporation, for which we rely on certain limited indemnities, warranties, and other obligations of the SunPower Corporation or its other subsidiaries.
(3)	Transactions where the projects or the ultimate obligors are commercial entities that have ratings below investment grade (either by an independent rating agency or using our internal credit analysis).
(4)	Includes the real estate and the lease intangible assets (including those held through equity method investments) from which we receive scheduled lease payments, typically under long-term triple net lease agreements.
(5)	Excludes approximately 125 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $48 million.

Second Quarter Financial Results

Revenue grew by approximately $6.4 million, or 29%, for the three months, and approximately $9.7 million, or 23%, for the six months ended June 30, 2017, as compared to the same periods last year. Increases were primarily driven by growth in the Portfolio to $2.1 billion as of June 30, 2017 from $1.4 billion as of June 30, 2016 as well as higher gain on sale income for both the quarter and year to date. GAAP equity method income grew by approximately $7.3 million for the three months and approximately $11.2 million for the six months ended June 30, 2017, compared to the same periods last year due to both additional investments and increased allocations of income from certain projects.

The growth in both revenue and income from the equity method investments was offset by an approximately $4.3 million increase in interest expense for the three months, and an approximately $6.8 million increase for the six months ended June 30, 2017, as compared to the same periods last year. This increase was primarily the result of higher average levels of debt outstanding in 2017 as compared to 2016.

Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $0.7 million for the three months, and by approximately $1.4 million for the six months ended June 30, 2017, as compared to the same periods in 2016 due to additional costs associated with the growth in the size of the Company.

Core Earnings grew by approximately $5.1 million for the three months, and by approximately $8.4 million for the six months ended June 30, 2017, over the same periods last year primarily as a result of growth in the balance sheet and gain on sale income offset by higher interest expense and higher SG&A as described above.

A reconciliation of our GAAP Net Income to Core Earnings is included in this press release.

An analysis of our fixed-rate debt and leverage ratios is shown in the chart below.

	As of
	June 30, 2017	% of Total	December 31, 2016	% of Total
	($ in millions)
Floating-rate borrowings (1)	$599	46%	$320	33%
Fixed-rate debt (2)	$715	54%	$655	67%

Total	$1,314	100%	$975	100%

Leverage (3)	2.0 to 1		1.7 to 1

(1)	Floating-Rate Borrowings include borrowings under our floating-rate credit facilities and approximately $207 million and $37 million of nonrecourse debt that has not been hedged as of June 30, 2017 and December 31, 2016, respectively.
(2)	Fixed-rate debt also includes the present notional value of nonrecourse debt that is hedged using interest rate swaps.
(3)	Leverage, as measured by our debt-to-equity ratio. This calculation excludes securitizations that are not consolidated on our balance sheet (where the collateral is typically financing receivables with U.S. government obligors).

“We are continuing to pursue opportunities to lower the spread on our debt. As an example, this quarter, we refinanced a 2015 loan agreement related to certain of our wind equity method investments at a lower cost,” said Executive Vice President & Chief Financial Officer, Brendan Herron. “While this loan is presently floating rate, we expect to convert it to fixed-rate debt and enter into a number of other fixed-rate debt transactions over the next several months. As a result, we expect to be at the high end of our fixed-rate debt target by year end.”

Conference Call and Webcast Information

Hannon Armstrong will host an investor conference call today, August 2, 2017, at 5:00 pm eastern time. The conference call can be accessed live over the phone by dialing 1-800-211-3767, or for international callers, 1-719-457-2552. A replay will be available beginning two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 6048982. The replay will be available until August 9, 2017.

A webcast of the conference call will also be available through the Investor Relations section of our website, at www.hannonarmstrong.com. A copy of this press release is also available on our website.

About Hannon Armstrong

Hannon Armstrong (NYSE: HASI) invests in the sustainable infrastructure markets, including energy efficiency and renewable energy. We focus on providing preferred or senior level capital to established sponsors and high credit quality obligors for assets that generate long-term, recurring, and predictable cash flows. We are based in Annapolis, Maryland.

Forward-Looking Statements

Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K for the year ended December 31, 2016 as amended by our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2016 (collectively, our “2016 Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as in other reports that we file with the SEC. Statements regarding the following subjects, among others, may be forward-looking:

•	our expected returns and performance of our investments;

•	the state of government legislation, regulation and policies that support or enhance the economic feasibility of sustainable infrastructure projects, including energy efficiency and renewable energy projects and the general market demands for such projects;

•	market trends in our industry, energy markets, commodity prices, interest rates, the debt and lending markets or the general economy;

•	our business and investment strategy;

•	availability of opportunities to invest in sustainable infrastructure projects, including energy efficiency and renewable energy projects and our ability to complete potential new opportunities in our pipeline;

•	our relationships with originators, investors, market intermediaries and professional advisers;

•	competition from other providers of capital;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the federal, state and local governments and changes to federal, state and local government policies, regulations, tax laws and rates and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions, states or municipalities, economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements on favorable terms, including securitizations;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets, our portfolio of assets and our investment and underwriting process;

•	rates of default or decreased recovery rates on our assets;

•	interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our assets and target assets;

•	changes in commodity prices;

•	effects of hedging instruments on our assets or liabilities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”);

•	our ability to maintain our exception from registration under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

Forward-looking statements are based on beliefs, assumptions and expectations as of the date of this press release. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements after the date of this earnings release, whether as a result of new information, future events or otherwise.

The risks included here are not exhaustive. Our 2016 Form 10-K or other regulatory filings may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Investor Relations

410-571-6189

investors@hannonarmstrong.com

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Interest income, financing receivables	$13,637	$12,647	$27,755	$24,135
Interest income, investments	1,358	434	2,301	809
Rental income	4,863	2,975	8,972	5,791
Gain on sale of receivables and investments	7,726	5,438	11,675	10,940
Fee income	691	351	1,372	653

Total Revenue	28,275	21,845	52,075	42,328
Expenses:
Interest expense	15,361	11,034	29,144	22,310
Compensation and benefits	5,659	5,754	10,385	10,172
General and administrative	3,139	2,322	5,327	4,138

Total Expenses	24,159	19,110	44,856	36,620

Income before equity method investments	4,116	2,735	7,219	5,708
Income (loss) from equity method investments	8,377	1,076	12,548	1,346

Income before income taxes	12,493	3,811	19,767	7,054
Income tax (expense) benefit	(83)	(36)	(114)	(82)

Net income (loss)	$12,410	$3,775	$19,653	$6,972

Net income attributable to non-controlling interest holders	70	28	114	56

Net income (loss) attributable to controlling stockholders	$12,340	$3,747	$19,539	$6,916

Basic earnings per common share	$0.23	$0.09	$0.38	$0.16

Diluted earnings per common share	$0.23	$0.09	$0.38	$0.16

Weighted average common shares outstanding—basic	50,573,996	37,737,026	49,044,051	37,376,618
Weighted average common shares outstanding—diluted	50,573,996	37,737,026	49,044,051	37,376,618

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

CONSOLIDATED BALANCE SHEET

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Financing receivables	$1,140,441	$1,042,237
Investments	126,329	58,058
Real estate	298,145	172,257
Equity method investments	550,986	363,297
Cash and cash equivalents	41,696	29,428
Other assets	130,934	80,610

Total Assets	$2,288,531	$1,745,887

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$37,559	$25,219
Deferred funding obligations	273,447	170,892
Credit facilities	392,482	283,346
Nonrecourse debt (secured by assets of $1,269 million and $864 million, respectively)	921,780	692,091

Total Liabilities	1,625,268	1,171,548

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 51,655,406 and 46,493,155 shares issued and outstanding, respectively	517	465
Additional paid in capital	766,894	663,744
Accumulated deficit	(107,263)	(92,213)
Accumulated other comprehensive income (loss)	(575)	(1,388)
Non-controlling interest	3,690	3,731

Total Stockholders’ Equity	663,263	574,339

Total Liabilities and Stockholders’ Equity	$2,288,531	$1,745,887

EXPLANATORY NOTES

Non-GAAP Financial Measures

Core Earnings

We calculate Core Earnings as U.S. GAAP Net income excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our operating partnership. We also make an adjustment to account for our equity method investments in the renewable energy projects as described below. In the future, Core Earnings may also exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges as approved by a majority of our independent directors.

Certain of our equity method investments in renewable energy projects are structured using typical partnership “flip” structures where we, along with any other institutional investors, if any, receive a pre-negotiated preferred return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the renewable energy company, which operates the project, receives more of the cash flows through its equity interests while we, and any other institutional investors, retain an ongoing residual interest. We typically negotiate the purchase prices of these projects, which have a finite expected life, based on our assessment of the expected cash flows we will receive from these projects discounted back to the net present value, based on a target investment rate, with the expected cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. This is also similar to how we negotiate many of our financing receivables.

Under U.S. GAAP, we account for these investments utilizing the hypothetical liquidation at book value (“HLBV”) method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss are also impacted by the receipt of tax attributes as the tax equity investors are allocated losses in proportion to the tax benefits received while the sponsors of the project are allocated gains of a similar amount. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.

The cash distributions for our equity method investments are segregated into a return on and return of capital on our cash flow statement based on the cumulative income that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method. Thus, in calculating Core Earnings, we further adjust GAAP Net income to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this adjustment to our GAAP Net income in calculating our Core Earnings measure is an important supplement to the HLBV income allocations determined under US GAAP for an investor to understand the economic performance of these investments.

For the three and six months ended June 30, 2017, we recognized $8 million and $13 million in income under GAAP for our equity investments in renewable energy projects and an additional $2 million and $7 million for our Core Earnings adjustment as discussed above to reflect our return on capital from these investments for the three and six months ended June 30, 2017, respectively. This compares to the collected cash distributions from these equity method investments of approximately $22 million and $39 million, for the three and six months ended June 30, 2017, with the difference between Core Earnings and cash collected representing a return of capital.

We believe that Core Earnings provides an additional measure of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. Our management uses Core Earnings in this way. We believe that our investors also use Core Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Core Earnings is useful to our investors.

However, Core Earnings does not represent cash generated from operating activities in accordance with U.S. GAAP and should not be considered as an alternative to Net Income (determined in accordance with U.S. GAAP), or an indication of our cash flow from operating activities (determined in accordance with U.S. GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to similar metrics reported by other REITs.

Reconciliation of our GAAP Net income to Core Earnings

We have calculated our Core Earnings and provided a reconciliation of our GAAP Net income to Core Earnings for the three and six months ended June 30, 2017 and 2016 in the tables below:

	Three Months Ended June 30,
	2017		2016
	$	Per Share	$	Per Share
	(dollars in thousands, except per share amounts)
Net income attributable to controlling stockholders	$12,340	$0.23	$3,747	$0.09
Core Earnings Adjustments:
Equity method investments (1)	1,814		5,673
Non-cash equity-based compensation charges (2)	2,984		2,913
Other Core Adjustments (3)	728		391

Core Earnings (4)	$17,866	$0.34	$12,724	$0.32

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the three months ended June 30, 2017 and June 30, 2016, are based on 52,561,081 shares and 39,547,758 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period including participating securities and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the non-controlling interest is also included.

	Six Months Ended June 30,
	2017		2016
	$	Per Share	$	Per Share
	(dollars in thousands, except per share amounts)
Net income attributable to controlling stockholders	$19,539	$0.38	$6,916	$0.16
Core Earnings Adjustments:
Equity method investments (1)	6,991		12,315
Non-cash equity-based compensation charges (2)	5,553		4,920
Other Core Adjustments(3)	1,279		769

Core Earnings (4)	$33,362	$0.66	$24,920	$0.64

(1)	Reflects adjustment for equity method investments described above.
(2)	Reflects adjustment for non-cash equity based compensation.
(3)	See detail below.
(4)	Core Earnings per share for the six months ended June 30, 2017 and June 30, 2016, are based on 50,830,442 shares and 39,069,470 shares outstanding, respectively, which represent the weighted average number of fully diluted shares outstanding during such period including participating securities and the shares issuable upon redemption of limited partnership interests in the operating partnership as the income attributable to the non-controlling interest is also included.

The table below provides a reconciliation of the Other Core Adjustments:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	($ in thousands)
Other Core Adjustments:
Amortization of intangibles (1)	$658	$363	$1,165	$713
Net income attributable to non-controlling interest	70	28	114	56

Other Core Adjustments	$728	$391	$1,279	$769

(1)	Adds back non-cash amortization of lease and pre IPO intangibles.

The table below provides a reconciliation of the GAAP SG&A Expenses to Core SG&A Expenses:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	($ in thousands)
GAAP SG&A Expenses
Compensation and benefits	$5,659	$5,754	$10,385	$10,172
General and administrative	3,139	2,322	5,327	4,138

Total SG&A Expenses (GAAP)	$8,798	$8,076	$15,712	$14,310

Core SG&A Expenses Adjustments:
Non-cash equity-based compensation charge (1)	$(2,984)	$(2,913)	$(5,553)	$(4,920)
Amortization of intangibles (2)	(51)	(50)	(101)	(101)

Core SG&A Expenses Adjustments	(3,035)	(2,963)	(5,654)	(5,021)

Core SG&A Expenses	$5,763	$5,113	$10,058	$9,289

(1)	Reflects add back of non-cash amortization of stock based compensation. Outstanding grants related to stock based compensation are included in Core Earnings per share calculation.
(2)	Adds back non-cash amortization of pre IPO intangibles.